Exhibit 10.36

AMERICAN TOWER CORPORATION SEVERANCE PLAN

PROGRAM FOR EXECUTIVE VICE PRESIDENTS AND CHIEF EXECUTIVE OFFICER

As of March 2, 2009

1.	PURPOSE

The purpose of this Program is to specify the benefits available to certain employees of American Tower Corporation and its affiliates in the event their job or position is eliminated.

This document is a part of the American Tower Corporation Severance Plan, which itself is part of the American Tower Corporation Benefits Plan, and is part of the summary plan description for the Benefits Plan. This document provides an overview of the benefits available and must be read in conjunction with the Severance Plan where, for example, certain terms are fully defined. In the event of an inconsistency or conflict between this document and the Severance Plan or the Benefits Plan, the language of the Severance Plan or the Benefits Plan, as the case may be, shall govern.

2.	SCOPE

This Program applies to “Eligible Employees” who are “Participants” (each as defined in the Severance Plan, but basically consisting of U.S. employees regularly scheduled to work at least 20 hours a week other than temporary or irregular employees or contractors) who hold the position of “Executive Vice President” or “Chief Executive Officer” at the time of their termination, as determined by the Administrator of the Benefits Plan. For purposes of employees covered by this Program, however, the requirement that an individual be employed for at least 90 continuous days in order to be an “Eligible Employee” shall not apply. Employees meeting these requirements are referred to below as “Covered Employees.”

A Covered Employee is eligible for Severance Benefits under the Severance Plan if he or she experiences a Qualifying Termination (defined in the Severance Plan but basically limited to our termination of an individual’s employment due to the elimination of that person’s job or position or for one or more reasons that do not constitute “Cause” or “Performance Reasons” (each as defined in the Severance Plan). A Qualifying Termination also includes a termination by the Covered Employee of his or her employment for “Good Reason.” Good Reason is defined in the Severance Plan, but generally means that we have, without the Covered Employee’s written consent (and after notice and opportunity for correction), materially diminished his or her annual Base Earnings (as defined below) or authority, duties or responsibilities or relocated his or her Worksite (as defined in the Severance Plan) more than 50 miles from his or her existing Worksite. Note that if a Covered Employee voluntarily quits (other than for Good Reason) or is terminated for “Cause” or “Performance Reasons” (each as defined in the Severance Plan) or leaves for any other reason, Severance Benefits are not available under the Severance Plan.

3.	SEVERANCE BENEFITS

3.1.    Severance Pay. The amount of Severance Pay is based on “Base Earnings.” “Base Earnings” are generally defined in the Severance Plan as a Covered Employee’s weekly rate of pay as of the date of termination without regard to other forms of compensation, such as overtime, bonuses or equity compensation.

A Covered Employee who experiences a Qualifying Termination will receive Severance Pay equal to the number of weeks of his or her Base Earnings as set forth in the table below.

Covered Employee	Severance Pay
Executive Vice President	78 weeks of Base Earnings
Chief Executive Officer	104 weeks of Base Earnings

The total number of weeks for which you will receive Severance Pay is referred to as the Severance Period.

3.2.     Pro-Rated Bonus Payment. A Covered Employee who experiences a Qualifying Termination will receive a Pro-Rated Bonus Payment equal to the amount of bonus that would have been paid had he or she remained employed for the applicable bonus period (e.g. annual or quarterly), in effect on the date of termination, and assuming all goals and objectives for such bonus had been 100% achieved, multiplied by the number of completed days of service prior to termination divided by the number of days in the bonus period.

Example: Stuart is eligible for an annual bonus for 2009 equal to 60% of Stuart’s annual salary, which is currently $300,000. Stuart, a Covered Employee, is terminated October 19, 2009. Stuart is entitled to a bonus of $144,000 ($300,000 [salary] times 60% [bonus amount] times 292 [completed days prior to termination] divided by 365 [total days in bonus period]).

3.3.    Health, Welfare and Fringe Benefits. As long as a Covered Employee has not breached any agreement referred to in Section 3.5(a), the following additional health, welfare and fringe benefits will be available.

a)	If a Covered Employee who experiences a Qualifying Termination elects to continue group medical and/or dental coverage under the federal law known as “COBRA,” we will continue to pay the employer share of the cost of coverage in accordance with standard payment practices until the earlier of (i) the end of the applicable Severance Period and (ii) the date on which COBRA coverage ends. A Covered Employee must continue to pay the employee share of the cost of coverage during this period, and, if he or she remains COBRA-eligible, must pay for the entire cost of COBRA coverage for the remainder of the COBRA period.

b)	The Employee Assistance Program will remain available to Covered Employees (and their family members) who experience a Qualifying Termination during the applicable Severance Period.

c)	A Covered Employee who experiences a Qualifying Termination is eligible to submit reimbursement for any eligible expenses under the Wellness Program, provided that the expenses were incurred prior to termination. All reimbursements must be received by the Benefits Department within 30 days of the termination date and are subject to the guidelines of the Wellness Program. Requests for reimbursement received beyond the 30-day timeframe will not be processed.

d)

A Covered Employee who experiences a Qualifying Termination will be reimbursed for any pre-approved courses under the Educational Assistance Plan prior to termination as long as he or she satisfies the conditions for reimbursement under that Plan (such as the satisfactory grade requirement). To be eligible for reimbursement, the former employee must submit a request for reimbursement within 60 days of receipt of the final grade.

e)	A Covered Employee who experiences a Qualifying Termination is eligible for outplacement services through a provider selected by us for a period of nine months following termination.

3.4.     Accelerated Vesting of Certain Equity Compensation. Notwithstanding anything to the contrary in any equity compensation plan or agreement, if within 14 days before or two years following a “Change of Control,” as defined in the Severance Plan, a Covered Employee experiences a Qualifying Termination, all outstanding equity-based awards then held by the Covered Employee, including but not limited to all stock options and restricted stock units, shall be accelerated so that they vest in full as follows: (a) if the Covered Employee experiences a Qualifying Termination prior to a Change of Control, all of his or her outstanding equity-based awards shall vest in full effective as of the date of the Change of Control; and (b) if the Covered Employee experiences a Qualifying Termination following a Change of Control, all of his or her outstanding equity-based awards shall vest in full effective as of the date of termination. In the event the Covered Employee quits for Good Reason, this Section 3.4 shall only apply if the Good Reason condition occurs within 14 days before or two years following the Change of Control (and the notice and remedy provisions relating to the Good Reason set forth in the Severance Plan are, or are not, as applicable, satisfied).

3.5.     Time and Manner of Benefits.

a)	No Severance Benefits will be paid or provided under the Severance Plan unless the Covered Employee has signed and timely returned, and not revoked, if applicable, a “Separation and Release Agreement” and a “Confidentiality and Restrictive Covenants Agreement,” each as defined in the Severance Plan and each in a form and with content satisfactory to us. These agreements will, among other things, provide us with a release for all claims and damages that the Covered Employee may have in connection with or arising out of his or her employment or the termination of employment with us.

b)	Severance Pay and any Pro-Rated Bonus Payment will be made on a bi-weekly basis with the first payment being made with the first scheduled payroll after the Covered Employee executes and returns the agreements referred to above (or with the first scheduled payroll after the revocation period has expired), and all payments are subject to applicable tax withholding. We may also deduct any amounts a Covered Employee owes us to the extent permitted by applicable law. However, if under recently implemented federal tax regulations designated Section 409A of the Code, all or any portion of the Severance Pay or any Pro Rated Bonus Payment, would be paid on such bi-weekly basis, exceed certain payment thresholds (for example, the threshold was $450,000 for 2008), or occur after a certain outside date in the current year but relate to amounts attributable to the prior year, or contravene another applicable regulatory guideline and therefore causes an adverse tax result for the Participant under Section 409A of the Code, such payments, at the option of the Company, may be delayed in whole or in part for the period of time required to avoid such adverse tax results or may be paid in whole or in part in a lump sum.

c)

Severance Pay and any Pro-Rated Bonus Payment will be reduced by any other severance or termination payments due to a Covered Employee (such as a payment required pursuant to W.A.R.N.), any amounts owed a Covered Employee pursuant to a contract with us, and amounts paid to a Covered Employee placed in a temporary layoff status (often referred to as a furlough). Severance Pay and any Pro-Rated Bonus

Payment will also be reduced to the extent any law provides for payments related to accrued wages, bonuses, commissions, reimbursements, flextime or other benefits in an amount or manner different from our policies and programs, including the Severance Plan.

d)	If applicable under the agreements referred to in Section 3.5(a) above, a portion of the after-tax payments made under this Program shall be deposited and maintained in a restricted account to serve as security for the Covered Employee’s compliance with the ongoing covenants, restrictions and obligations contained in the Separation and Release Agreement and Confidentiality and Restrictive Covenants Agreement, with restrictions on distribution up to and including forfeiture in the event of non-compliance.

e)	If a Covered Employee is later rehired by us, he or she may keep whatever Severance Pay and Pro-Rated Bonus Payment has been paid prior to being rehired, but will lose any right to unpaid Severance Pay and Pro-Rated Bonus Payment.

4.	ADDITIONAL INFORMATION

Although not part of the Severance Plan, the following is a summary (not necessarily inclusive) of additional benefits or entitlements or informational points that may be applicable to Covered Employees:

a)	(1) accrued wages due through the date of termination in accordance with our normal payroll practices; (2) reimbursement for any unreimbursed business expenses properly incurred prior to termination in accordance with our policies (and for which proper documentation has been submitted); and (3) any accrued but unused flextime pay.

b)	Vesting of outstanding equity-based awards, including stock option and restricted stock unit awards, will stop on the date of termination, and the unvested portion will be irrevocably cancelled subject to accelerated vesting of certain equity compensation as described above.

c)	In general, employees have 90 days to exercise vested stock options granted under the American Tower Systems Corporation 1997 Stock Option Plan and three months to exercise vested stock options granted under the American Tower Corporation 2007 Equity Incentive Plan, but an employee should refer to his or her own option agreement(s) to confirm the exact post-termination exercise period of each option.